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                                                               Exhibit 99.2

          RURAL CELLULAR CORPORATION SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                     CELLULAR ASSETS OF WESTERN MAINE CELLULAR


FEBRUARY 26, 1998--ALEXANDRIA, MN--Rural Cellular Corporation (RCC)
(Nasdaq/NMS: RCCC) today announced it has entered into a definitive agreement to purchase the outstanding stock of Western Maine Cellular, Inc. (WMC), a wholly-owned subsidiary of Utilities, Inc., for $7,500,000. Pending regulatory approval, the acquisition is expected to close this summer.

Providing cellular service to western Maine (RSA 1), WMC's service area will link the Company's existing cellular operation in central Maine, operated under the name Unicel-Registered Trademark-, to the multi-state cellular system of Atlantic Cellular to the west and south. RCC recently entered into a definitive agreement to acquire the Vermont, New Hampshire, New York and Massachusetts cellular telephone licenses, operations and related assets of Atlantic Cellular, operated under the name CellularOne-Registered Trademark-.

Richard Ekstrand, Rural Cellular's president and chief executive officer, said:
"We believe the pending acquisition of WMC will be of major strategic importance, since it will enable us to establish a contiguous cellular footprint encompassing portions of four New England states and the entire state of Vermont, and position RCC as a leading provider of wireless communications services in the New England region."

Ekstrand added, "Since WMC's cellular system is at a relatively early stage of development, we see significant potential for customer and revenue growth as we invest in additional network infrastructure and implement our proven distribution system."

WMC's 3,700 square-mile service area of western Maine encompasses 84,000 POPs (population served), and the operation serves more than 2,400 customers. Including the pending Atlantic Cellular acquisition, this would bring the Company's total POPs to approximately 2.93 million and wireless customers to approximately 181,000. At year-end 1997, the Company's POPs and total customers were 1.75 million and 111,000, respectively.

Rural Cellular Corporation provides wireless telecommunications services in northern Minnesota, contiguous portions of western Wisconsin and eastern North Dakota, and portions of Maine.
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Contact:  Ann Elliott (Manager, Corporate Communications), 320/808-2104
          World Wide Web address: http://www.rccwireless.com